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                                                                    EXHIBIT 10.8

NAUTA DUTILH



                                         ADVOCATEN NOTARISSEN BELASTINGADVISEURS




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                            UNAUTHORIZED TRANSLATION



                                  of a deed of




                               Agreement of Lease



                                     between




                           Genencor International B.V



                                       and



              ABN AMRO Onroerend Goed Lease en Financieringen B.V.





                            Deed dated 6 January 1999


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                                                          File number: 8002.4273

                                                        Unauthorized Translation

                                                              Agreement of Lease

                                                                    Document 002


This day, sixth day of January nineteen hundred and ninety-nine, there appeared before me, Luutzen Frederik Tamminga LL.M., civil law notary officiating in
Rotterdam:

1. a. Mr Jari Ilmari Karlson, controller, residing at 2281 SV Rijswijk, Bilderdijklaan 40, born at Turku, Finland, on the twenty-eighth day of May one thousand nine hundred sixty-one, married, holder of a Finnish passport with number 2371571,- for the purposes of this matter acting as mandatary authorized in writing by:

        Mr Stuart Lewis Melton, directeur, residing at Caversham Woods 77, Pittsford, NY 14534, United States of America, born at Peoria, Illinois, United States of America on the twenty-ninth day of December one thousand nine hundred forty-six, married, for the purposes of this matter acting as managing director A of the private company with limited liability: GENENCOR INTERNATIONAL B.V., having its registered office at Delft, address: 2288 EK Rijswijk, Verryn Stuartlaan 1; and

        b. Mr Johannes Cornelis van der Laan, research and development director, residing at 3124 BA Schiedam, Atalantahof 19, born at Amsterdam on the twentieth day of December one thousand nine hundred fifty-five, married, holder of passport with number N39086638, acting in his capacity of managing director B of the aforementioned company:
           Genencor International B.V.,

        the appearers sub 1 a. en b., acting in said capacities, as such legally representing Genencor International B.V.,

        -  Genencor International B.V. hereinafter referred to as the "Lessee";

2. Mr Olaf Ansgar Joseph Hermanus Smit, candidate civil-law notary, residing at 3011 TT Rotterdam, Admiraliteitskade 220, born at Breda on the fifteenth day of February one thousand nine hundred seventy-four, unmarried, holder of passport number L080762, for the purposes of this matter acting as mandatary authorized in writing by the private company with limited liability: ABN AMRO ONROEREND GOED LEASE EN FINANCIERINGEN B.V., whose seat according to the articles of association is in Amsterdam and whose office is at

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    Wisselwerking 22, 1112 XP Diemen (postal address: P.O. Box 1020, 1000 BA
    Amsterdam), entered in the Commercial Register of the Chamber of Commerce and Industry in Amsterdam under number 184.851;

    - ABN AMRO Onroerend Goed Lease en Financieringen B.V., hereinafter also called: "LESSOR".

The appearers declared:

    Parties have agreed a contract of lease relating to: the perpetual ground lease with all rights for the leaseholder stated in the ground lease conditions of a plot of land situated in the zoning-plan Leeuwenhoek, on the corner of the Archimedesweg and the Zernikedreef at Leiden, which plot forms a part marked at the spot, measuring approximately thirty-one are and seventy centiare, of the plot, recorded in the land register as municipality Leiden, section X, number 4050 (formerly 4031) as indicated in outline on the map marked LV 2265, dated the thirteenth day of July one thousand nine hundred ninety-six, altered the ninth day of December one thousand nine hundred ninety-eight, which map is attached to this deed, with the office building and laboratory erected on it, which parcel is encumbered with a right of superficies for the benefit of the company: N.V. Energie- en Watervoorziening Rijnland (EWR),

    -   hereinafter also called:  "THE PROPERTY LEASED".

The contract of lease shall be entered into subject to the following:

                                   PROVISIONS

Article 1

a. With effect from the date on which the Property Leased will be completed by the contractor in accordance with the contract for work, known to parties, - hereinafter called: THE COMPLETION DATE - the Lessor shall make the Property Leased available to the Lessee, as the Lessee accepts this from the Lessor, this for the period ending twenty (20) years after the last day of the calendar quarter in which the Completion Date falls.

b. In the unlikely event of the Lessor not being able to make the Property Leased available to the Lessee on the Completion Date the Lessor shall not be liable for the damage that the Lessee suffers as a result. The said fact shall have no consequences in connection with the provisions under 2.a.

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Article 2

a. For the use of the Property Leased the Lessee shall pay the Lessor a consideration hereinafter called: "THE LEASE PRICE" - of one hundred fifty thousand fifty-nine Dutch Guilders and eighty-two cents (NLG 150.059,82) per quarter, increased by the Turnover Tax payable thereon. The Lease Price is based on an interest rate of five three/tenth percent (5,3%) and the amount of the aggregating acquisition- and building expenses ("THE LEASE-AMOUNT") up to a maximum amount of eight million Dutch Guilders (NLG 8.000.000,--);

    The Lease Price must be paid in arrear and without discount or set-off into the bank account indicated by the Lessor on the last day of every calendar quarter and for the first time on the last day of the calendar quarter following the calendar quarter in which the Completion Date falls. On the last day of the calendar quarter in which the Completion Date falls the Lessee shall pay the Lessor for the period from the Completion Date up to and including the last day of the calendar quarter for the use of the Property Leased an amount equal to five three/tenth percent (5,3%) of the Lease-amount for that same period.

    To determine the amount payable by the Lessee to the Lessor the Lessor's records shall be considered full evidence barring counter-evidence.

    Payments by the Lessee shall be used to pay successively: first any expenses, secondly any compensations for loss suffered and profit lost and interest for delayed payments, thirdly interest components of the Lease Price and fourthly the depreciation component of the Lease Price.

b. Always after an interest-fixed period has elapsed, counting with effect from the first day of the calendar quarter following the calendar quarter in which the Completion Date falls, the Lease Price shall be adjusted into the amount equal to a quarterly annuity which will be calculated based on the following five points of departure:

    1. the remaining part of the Lease-amount existing on the date of adjustment of the Lease Price, which remaining part of the Lease-amount will be found by reducing the Lease-amount by the sum of the depreciation components in the Lease Prices paid by the Lessee to the Lessor until the date of adjustment of the Lease Price;

    2.  payment of the Lease Price per quarter in arrear;

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    3.  the current cost of funds of ABN AMRO BANK N.V. on the Completion Date, increased by a raise of one percent (1%) or the interest percentage fixed by the Lessee; for an indication of the cost of funds reference is made to the "Financieele Dagblad" geldmarkt tarieven Nederland, interbancaire tarieven";

    4. the duration of the agreement of lease remaining from the date of adjustment of the Lease Price;

    5.  the fact that:

        - during the first fifteen (15) years of the agreement of lease such a depreciation will be realised on the Property Leased that after the fifteen (15) years mentioned above the book value amounts to four million Dutch Guilders (NLG 4.000.000,--);

        - during the rest of the duration of the agreement of lease such a depreciation will be realised on the Property Leased that at the agreed ending date of the agreement of lease the book value amounts to three million two hundred thousand Dutch guilders (NLG 3.200.000,--).

    The first interest fixed period shall end on the day ten (10) years after the last day of the calendar quarter in which the Completion Date falls.

    Always at the end of an interest-fixed period the Lessee shall be entitled to opt for a new interest-fixed period in such a way that the Lessee then can make a choice out of the interest-fixed periods then offered by the Lessor. If the Lessee wishes to exercise that right he must state this by registered letter to the Lessor and this at least one month before the day at which the interest will be changed stating that registered letter the interest-fixed period for which the Lessee opts with effect from that first following day at which the interest will be changed such with the proviso that an interest-fixed period at the latest ends on the day lying twenty
    (20) years after the last day of the calendar quarter in which the Completion Date falls.

    If the Lessee does not or not in time exercise its right meant in the two sentences immediately preceding this sentence the expiring interest-fixed period shall be followed by a new interest-fixed period having the same duration as the expiring interest-fixed period such with the proviso that an interest-fixed period at the latest ends on the day lying twenty (20) years after the last day of the calendar quarter in which the Completion Date falls.

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c.  Since the Lessee will use the Property Leased for activities for which a full or almost full right exists to deduct the Turnover Tax by virtue of section 15 of the Turnover Tax Act 1968 the parties hereby opt irrevocably for a Lease Price with Turnover Tax.

    The Lessee binds itself vis-a-vis the Lessor, in case during any financial year of the Lessee the Lessee does not have used the Property Leased for activities for which a full or almost full right exists to deduct the Turnover Tax by virtue of section 15 of the Turnover Tax Act 1968, to hand over to the Lessor within four weeks after the end of the relating financial year of the Lessee a statement signed by the Lessee that the Lessee does not have used the Property Leased during the past financial year for activities for which a full or almost full right exists to deduct the Turnover Tax by virtue of section 15 of the Turnover Tax Act 1968.

d. If at any time during the currency of this agreement on the strength of the provisions of section 11(1)(b)(5) of the Turnover Tax Act 1968 or for any other reason there is no longer a possibility of opting for a lease price charged with turnover tax and consequently during a number of years the Lessor must annually pay the Collector of National Taxes apart of the turnover tax paid and deducted by the Lessor in respect of the acquisition of the Property Leased (the "Input Tax") on the strength of the provisions of section 15 of the Turnover Tax Act 1968 in conjunction with article 13 of the Implementation Order on Turnover Tax 1968 and/or any other section, the Lessee shall pay the Lessor both an amount equal to that part of the Input Tax and all other damages and disadvantages that occur to the Lessor as a consequence of the occasion mentioned in this paragraph, such on the Lessor's first request and this within two weeks after receipt of that request.

    The Lessor may only make the request referred to in the preceding sentence to the Lessee after the Lessor has submitted to the competent Inspector the return on the basis of which the Lessor owes the relevant part of the Input Tax respectively after the relating damages or the relating disadvantage has occurred to the Lessor.

Article 3

a.  The Lessee shall only use the Property Leased

as office building for sale, marketing, research and development, in respect of industrial enzymes and biochemical products and products related.

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b.  The Lessee himself must see to any permits and/or exemptions required for the performance of his business. He shall also ensure that the Property Leased meets the requirements made and to be made by the authorities, including safety regulations. Refusal or withdrawal of a permit or exemption shall not be a ground for rescission or annulment of this agreement or for a claim to compensation on the Lessor.

c.  The Lessee guarantees a proper conduct of business in the Property Leased.

d. The Lessee shall or have another enterprise associated with him (have others) carry on the business established in the Property Leased. Barring the Lessor's prior written approval the Lessee must not allow third parties to use all or part of the Property Leased or relinquish or let it to them, which approval shall not be denied on unreasonable grounds.

    Should the Lessor grant its approval as meant in the preceding sentence the Lessor shall connect thereto the condition that the Lessee pledges to the Lessor the Lessee's rights from the agreement with the third party.

e. Without the Lessor's prior written approval the Lessee shall not be permitted to alienate his rights from this agreement or to contribute them to any (other) company, partnership and the like, or to exercise his rights in such a connection.

Article 4

All the expenses of gas, water, electricity, heat and the like and fees and taxes such as cleaning fees, environmental levies, drainage board charges, real estate tax including the part that relates to the enjoyment by virtue of a real right (so the owner's part) and also the ground rent payable owing to the leaseholds mentioned above shall be for account of the Lessee in full. The parties shall endeavour to have these expenses charged direct to the Lessee in so far as possible. The Lessee must pay the Lessor all the charges and taxes that are imposed on the Lessor in respect of the Property Leased or that he owes, with the exception of the corporation tax and this always within ten days after the Lessor has notified them to the Lessee in writing with enclosure of a copy of the return or bill.

Article 5

In so far as the value of the Property Leased in social traffic does not diminish as a result the Lessee shall be entitled to make changes and improvements in the Property Leased but only in so far as the Lessor ha s given him written approval for the purpose, which approval shall not be denied an unreasonable grounds.

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The Lessor can attach conditions to such an approval.

Article 6

The Lessor and the Lessee are aware of the examination of the soil and the groundwater that has been carried out of which examination a report has been drawn up by Ingenieursbureau Oranjewoud dated September one thousand nine hundred eighty-nine and under number 69.30465.

If during the duration of this agreement the soil and/or the groundwater of the Property Leased is polluted with toxic, chemical and/or other substances that are hazardous or burden the environment the Lessee has the obligation to remove immediately these substances from the soil and/or the groundwater, if this is necessary according to the applicable environmental legislation and regulations at that time.

Article  7

a. I. The Lessee must manage and use the Property Leased as a careful debtor and see to it that it is always in a good state of repair. In respect of the installations belonging to the Property Leased the Lessee shall take out maintenance contracts. On request the Lessor shall be allowed to inspect them at all times or the Lessee shall hand over to the Lessor copies of those contracts. The Lessor shall have access to the Property Leased at least once per half a year to check whether its state of repair agrees with the requirements imposed and to be imposed thereon. This inspection shall be announced by Lessor at least two weeks on forehand.

a. II. As soon as possible after the Completion Date by common agreement between the Lessor and the Lessee by order of the Lessor and for the Lessee's account Rene Clercx Beheer O.G. B.V., Stationstraat 1 in Helmond - hereinafter called: manager - shall draw up a "long-term maintenance planning" report in respect of the Property Leased.

a. III. The manager (hereinafter also including any successor of Rene Clercx Beheer O.G. B.V., to be designated by the Lessor) shall see to it on behalf of the Lessor that the Property Leased is maintained in conformity with the "long-term maintenance planning" report and is therefore hereby empowered to contact the Lessee on behalf of the Lessor in respect of all matters relating to the maintenance of the Property Leased. The said power of attorney shall leave intact the Lessor's authority to contact the Lessee direct in the matter.

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        The charges for the management, the preparation of the "long-term maintenance planning" report and the annual updating of the report, shall be five thousand five hundred Dutch Guilders (NLG 5.500,--) exclusive of turnover tax per annum and be for account of the Lessee.

a. IV. All maintenance and repair work (maintenance shall include both the daily and the periodical maintenance) whether resulting from the "long-term maintenance planning" report or not shall be carried out by order of the Lessor and for account of the Lessee and in conformity with the requirements to be made by the Lessor. All what is stated in article 7 under B.III, is applicable on this as well.

b. I. The care for the constructive maintenance of the Property Leased shall be on the Lessor. He shall also see to replacement of the installations belonging to the Property Leased. All the expenses associated with this shall be for the account of the Lessee irrespective of the reason for repair or other work. He shall have to pay them to the Lessor within ten days after being informed thereof. The Lessee shall be obliged to give all cooperation to the preparation and execution of work.

b. II At least four weeks before he wants to carryout repairs or other work to the Property Leased - except if he considers it an urgent repair - the Lessor must inform the Lessee of his intention to do so in writing, giving a description of the work intended and the price involved therein. If the Lessee has not reacted thereto within two weeks the provisions of the last two sentences under b.I. shall apply.

b. III. If the Lessee does not agree with the relevant repairs or other work being carried out and/or he does not want to take for his account the work and the materials to be used for the purpose to the amount mentioned by the Lessor, he will have to report that by registered letter to the Lessor stating what part of the proposal he objects to within two weeks after receipt of the said notification. If the parties do not agree the work shall only be carried out if PRC Bouwcentrum B.V., established in Bodegraven, at the joint request of the parties or at the request of the Lessor but after the Lessee has been given an opportunity to explain his position, has confirmed or has indicated to what extent the performance of the intended work is desirable for the ____________ of (the value of) the Property Leased and that the price stated is reasonable. Within the said limits the provisions of the last two sentences of b.I shall apply. That also applies if the Lessee's

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        objection in respect of the proposal made by the Lessor has been submitted to the Lessor after expiry of the two weeks' period mentioned above.

        The expenses of PRC Bouwcentrum B.V. shall be for account of the Lessee unless PRC Bouwcentrum B.V. determines that performance of the relevant work is not desirable.

b. IV. The Lessee shall not be entitled to compensation or reduction of the Lease Price if owing to the performance of work or owing to any defect or damage the Property Leased cannot be used or not be used entirely, irrespective of the duration of the situation and irrespective of the cause.

c. At the end of this agreement, unless this end comes by the Property Leased being purchased by the Lessee or this agreement being followed by a new lease or tenancy agreement between the Lessor and Lessee concerning the Property Leased, the Lessee shall be obliged to make available to the Lessor the Property Leased, entirely vacated, clean and in a good state by surrender of the keys.

    If the Lessor so desires the Lessee shall be obliged to remove everything that has been installed in, to or at the Property Leased permanently or otherwise at his expense and to deliver the Property Leased in its original condition.

    Vis-a-vis the Lessor the Lessee shall be deemed to have waived his rights to everything that is found in the Property Leased after it has been made available as referred to in the second sentence of this point (c). The Lessor shall be entitled to remove the said goods without any liability on his part at the Lessee's expense.

d. If and as soon as it is sure that the provisions of the first sentence of paragraph (c) of this article shall apply, a soil and groundwater examination to be carried out then at request and for the account of the Lessee must show that the soil and/or the groundwater is not polluted to such an extent with toxic, chemical and/or other substances that are hazardous or burden the environment, that this pollution must be removed in pursuance of the then applicable environmental schemes and regulations. The examination meant in the preceding sentence must suit the Lessor. If the examination shows that the soil and/or the groundwater is polluted to such an extent with toxic, chemical and/or other substances that are hazardous or burden the environment, that this pollution must be removed in pursuance of the then applicable environmental schemes and regulations, the Lessee shall (have others) remove this pollution. The cost of this removal shall be for account of the Lessee. If the said removal

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    should not have been effected on the last day of the twenty (20) year after the last day of the calendar quarter in which the Completion Date falls as a result of a cause beyond the Lessor's control, and consequently the Lessor cannot have the Property Leased at his disposal at that time, the Lessee shall be obliged to pay the Lessor the loss that the Lessor should suffer as a result, without prejudice to the right of the Lessor to have the said removal carried out, this at the Lessee's expense.

Article 8

a. The Lessor does not guarantee visible and/or invisible defects. The Lessee shall indemnify the Lessor for third party claims in the matter.

b. For the duration of this agreement the Property Leased shall be insured and remain insured for the consequences of fire, storm and water damages and also for such further risks as the Lessor and Lessee agree in more detail such by an extended hazard insurance ("uitgebreide gevarenverzekering"), by which the reconstruction value of the Property Leased is fully insured.

c. The insurance referred to under (b) shall be concluded by the Lessee. Lessee shall be obligated to present the policy to Lessor at least once a year, which has to be convenient to the Lessor. If the policy is not convenient to the Lessor, Lessor has the right to take out an insurance policy itself. At the moment that the Property Leased shall be destroyed partially/completely, the Lessee shall be obliged, which obligation Lessor accepts, after receipt of the insurance money, to transfer an amount equal to the book value of the Property Leased at that time, according to Lessor's administration, to a deposit account with the ABN AMRO Bank N.V., and to hold the account until Lessor and Lessee have agreed on the steps to be taken after the above mentioned destruction, partially/completely of the Property Leased.

d. This agreement shall remain in force if the Property Leased is lost entirely or partly owing to an event.

Article 9

a. If the Lessee has then fulfilled all the obligations resulting for him from this agreement and this agreement is still in force and the Lessee shall be entitled to purchase the Property Leased with effect from the day after twenty (20) years have elapsed since the last day of the calendar quarter in which the Completion Date falls for a purchase price that has already now

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    been fixed for that future event by common agreement at three million two hundred thousand Dutch guilders (NLG 3.200.000,--), with the further expenses and taxes in respect of the delivery being for the Lessee's account in that event.

b. At the latest one year before twenty (20) years since the last day of the calendar quarter in which the Completion Date falls have elapsed the Lessor shall by registered letter, directed to the Lessee, draw the Lessee's attention to his right mentioned under (a). If the Lessee wishes to exercise that right, he must state this by registered letter to the Lessor and this within six months after the Lessee received the Lessor's registered letter referred to in the preceding sentence. If, for any reason whatsoever, the Lessee has received no registered letter from the Lessor as referred to in the first sentence of this paragraph, up to and including the day after twenty (20) years have lapsed since the last day of the calendar quarter in which the Completion Date falls, the Lessee shall be entitled by registered letter, directed to the Lessor, to state the fact that the Lessee wishes to exercise his right of purchase mentioned under (a). The Deed of delivery shall be executed on the day mentioned under (a) or on the day that the parties agree in more detail by common accord. That shall take place before a notary to be designated by the Lessor.

    Should the Lessor such desire the Lessee has the obligation to file with the authorized Tax Authorities for the Turnover Tax together with the Lessor and before the execution of the above-mentioned Deed a request to have the exemption of turnover tax not applied to the transfer of the Property Leased.

    The delivery of the ownership will take place free of rent, mortgages and/or encumbrances and under renunciation of all rights and legal actions to dissolve the agreement. When the Property Leased is delivered the Lessor shall assign to the Lessee, if desired, all the claims that the Lessor can enforce vis-a-vis third parties who have caused damage to the Property Leased and vis-a-vis the insurer(s) for the risks mentioned in article 8(b). Thus the Lessor shall then also pay the Lessee anything he has collected as compensation but has not invested in the Property Leased.

    If the Lessee does not exercise his right of purchase in time or if, after having exercised the said right, he does not cooperate in time in the delivery of the Property Leased at the price mentioned under (a) the Lessor shall be irrevocably entitled to declare the right of purchase/delivery null and void, without prejudice to his right vis-a-vis the Lessee to

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    payment of expenses, losses and interest. In that event the provisions of article 7 (c) and (d) shall apply accordingly.

c. If with effect from the day on which twenty (20) years have elapsed since the last day of the calendar quarter in which the Completion Date falls the Lessee decides not to exercise the right of purchase granted to him under
    (a) the Lessee shall have the possibility of agreeing on a new lease period with the Lessor or of entering into a tenancy agreement in respect of the Property Leased on conditions then to be agreed in more detail.

d. At the latest one year before twenty (20) years have elapsed since the last day of the calendar quarter in which the Completion Date falls the Lessor shall draw the Lessee's attention, by registered letter directed to the Lessee, to his right mentioned under (c). If the Lessee wishes to exercise the right granted him under (c) he must state this by registered letter to the Lessor and this within six months after the Lessee has received the registered letter from the Lessor as referred to in the preceding sentence. If, for any reason whatsoever, the Lessee has received no registered letter from the Lessor as referred to in the first sentence of this paragraph the Lessee shall be entitled, up to and including the day after twenty (20) years have elapsed since the last day of the calendar quarter in which the Completion Date falls, to state, by registered letter directed to the Lessor, that the Lessee wishes to exercise his right mentioned under (c). In the Lessee's registered letters referred to in the second and third sentences of this paragraph the Lessee must make it known whether he chooses to agree on a new lease period or to conclude a tenancy agreement with the Lessor. As soon as possible after the Lessor's receipt of the registered letter referred to under this point (d), the Lessee and Lessor shall enter into negotiations with each other about the conditions for a new lease period or a tenancy agreement.

e. On condition that the Lessee will then have fulfilled all the obligations resulting for him from this agreement and this agreement will then still be in force the Lessee shall also be entitled to purchase the Property Leased at an earlier time than the last day of the twenty year after the last day of the calendar quarter in which the Completion Date falls for a purchase price equal to the amount which will be found by reducing the original Lease-amount by the sum of the depreciation components in the Lease prices paid by the Lessee to the Lessor until that date.

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f.  If the Lessee wishes to exercise the right granted him under (e) he must state this by registered letter to the Lessor and this within three months before the time at which the Lessee wishes to purchase the property. The provisions of the fourth and following sentences of point (b) of this article shall then apply accordingly. If the Lessee exercises the right granted him under (e) the Lessee will be due to the Lessor together with the amount described under (e) a compensation. This compensation will be in the amount of the difference between i) the sum of the cash value of the interest components in the Lease Price which would have been due from the date of the early purchase until the next date on which the Lease Price would be adjusted, or if the dates on which an adjustment of the Lease Price takes place have expired until the ending date of the agreement of lease, and ii) the sum of the cash value of the interest components that the Lessor could receive on the date of early purchase at the interbanking market on money-loans that on that date as far as their amount is concerned are comparable with the purchase price described under (e) and as far as the currency of the interest is concerned are comparable with the period mentioned under (i), on the understanding that the compensation shall never be less than one percent (1%) of the purchase price described under (e).

    Calculation of cash values will take place equal to the interest mentioned in the preceding sentence under (ii) and being in force at the time of the early purchase.

    No payment shall be due from the Lessee for early purchase if the early purchase is effected on one of the dates mentioned in paragraph (b) of article 2 of this agreement.

Article 10

For every amount not paid in time to the Lessor the Lessee shall owe the Lessor interest for every day that payment is overdue, on the basis of the legal interest, but at least twelve percent (12%), a year, with a year being set at three hundred and sixty days and a month being set at thirty days, until the day of payment.

Article 11

1.  If:

    a. the Lessee, upon having been properly summoned by the Lessor, does not, not in time or not properly fulfil any obligation to the Lessor on the strength of this agreement of lease or on any other ground;

    b. the Lessee does not, not in time or not properly fulfill any material (in dutch: "wezenlijk") obligation on the strength of any other agreement of lease or money loan or financing agreement with or any guarantee to the Lessor and/or third parties;

    c. the Lessee decides to terminate his business, to discontinue, sell, let or alienate his enterprise in full or in part, if an authorization, licence or registration necessary for the performance of the Lessee's business expires or is denied to or taken away from the Lessee, if the Lessee decides to move the performance of his business, if the Lessee's business is changed in what the Lessor considers to be a drastic manner, all this if the position of Lessee weakens because of this, if the Lessee decides to move the performance of his business to another country, if the Lessee acts in conflict with any statutory regulation relating to the performance of his business, if the Lessee ceases to pursue his present object under the articles of association or loses his legal personality;

    d. the Lessee is wound up, liquidated or the Lessee decides or has an evident intention to wind up or liquidate the partnership;

    e. the Lessee applies for a moratorium, files a petition in bankruptcy, is declared bankrupt, offers a composition outside bankruptcy or assigns his estate;

    f. all or what the Lessor considers to be a substantial part of the Lessee's capital components are attached under an execution or if an attachment of them before judgment has not been destroyed or removed within thirty days after the date of attachment, or if all or what the Lessor considers to be a substantial part of the Lessee's property is alienated or encumbered without the Lessor's prior written approval, expropriated or confiscated, has been lost or damaged;

    g. the Lessee enters into a merger or community of interests with one or more third parties or if what the Lessor considers to be a drastic change occurs in the control of the activities of the Lessee's enterprise or if what the Lessor considers to be a drastic change should be made in the articles of association or rules of the Lessee, all this if the position of Lessee weakens because of this.

    h. The Lessee relieves his shareholders from an obligation to pay up not fully paid-up shares, proceeds to purchase the company's own shares, makes repayment on shares or makes a payment against his reserves or passes a resolution to that effect or has the evident intention to do so, all this without the Lessor's prior written approval;

    i. one or more of the following circumstances occur in respect of the Property Leased: designation for expropriation, inclusion on a list of national monuments and historic buildings, inclusion in land arrangement scheme, demolition, destruction or damage of the mortgaged property or part of it, the whole or partial destruction, end or cancellation of the long lease, the superficies or the right of use of the apartment, amendment of the long lease or superficies conditions, without approval of Lessee, termination of the division or any amendment of the deed of division or the rules, non-fulfilment or infringement by the leaseholder or holder of the superficies of any obligation on the strength of the long lease or superficies conditions and also non-fulfilment or infringement by the owner or user of the apartment of any provision of the law relating to the apartment right or of any provision in the deed of division or the rules;

    j. one or more of the following circumstances occur(s); loss, destruction, damage, loss or expiry, through any cause whatsoever, of all or part of the property or rights serving the Lessor as security for the Lessee's obligations on the strength of the agreement of lease;

    k. the Lessee has given the Lessor incorrect particulars or has withheld from him particulars that are of an essential nature for the Lessor in view of the conclusion of the agreement of lease;

    l. legislation or its interpretation has been changed or if a government measure has been taken that is related to or affects or may affect the agreement of lease and/or any security given and/or its value and the Lessee and Lessor have not reached written agreement within a reasonable period to be set by the Lessor about the adjustment of the relevant provisions and/or security, with the starting-point being that the Lessor's position does not change in a sense that is negative in the latter's opinion;

    m. one of the circumstances mentioned under (b) through (h) occur(s) in respect of a surety, guarantor, several co-debtor or the person who has given security to the Lessor in any other form in respect of the agreement of lease and also if a third party that has given or promised security to the Lessor in respect of the agreement of lease fails to fulfil any obligation on the strength of the (promised) security;

        the Lessor can immediately consider this agreement dissolved or terminated without notice of default or a summons being required, without judicial interposition, in which case the Lessee shall be obliged to vacate the Property Leased immediately and to place it at the Lessor's disposal, with surrender of the keys. The provisions of article 7(c) second, third and fourth sentences and of article 7(d) shall then apply accordingly, on the understanding that in the last sentence of paragraph (d) of article 7 the phrase "on the last day of the twenty (20) year after the last day of the calendar quarter in which the Completion Date falls" must then be read as "at the day on which the present agreement of lease ends". If the Lessor exercises his right referred to in the first sentence of this article 11, he shall notify this to the Lessee by registered letter or writ.

        The Lessee undertakes to inform the Lessor without delay of the occurrence of any of the circumstances mentioned under (a) through (j).

2. If the Lessor should proceed to dissolution in pursuance of the above provisions the Lessee shall by way of compensation of the loss suffered and profit lost by the Lessor pay the Lessor an immediately payable lump-sum compensation. This compensation shall be one percent (1%) of the amount equal to the amount that is found by reducing the original lease amount by the total of the depreciation components of the lease prices paid by the Lessee to the Lessor until the time of dissolution of the agreement of lease.

Article 12

The expenses of all extrajudicial measures, at any rate including collecting charges and expenses of legal aid, made in connection with the non-fulfilment and/or infringement by the Lessee, shall be for his account.

Article 13

Within two weeks after the Lessee's balance sheet and profit and loss account with notes (all these documents hereinafter referred to as "the Annual Accounts") relating to any financial year have been determined the Lessee shall hand the Lessor a copy of the Annual Accounts accompanied by a statement of the Lessee's auditor.

The Lessee binds itself vis-a-vis the Lessor to take care that the determination of the Annual Accounts relating to any financial year shall take place no later than in the eleventh month after the end of the relevant financial year.

Lessor declares to treat the above-mentioned information confidentially.

Article 14

The Lessee shall (also) choose domicile at the Property Leased, also for acts of judicial performance.

Article 15

        On this agreement of lease are applicable as much as possible the General Provisions ("Algemene Voorwaarden") of ABN AMRO Bank N.V. as laid down on the twenty-second day of December one thousand nine hundred ninety-five, at the District Courts in Amsterdam, in sofar as the parties have not deviated therefrom in this agreement of operational lease. A copy of these General Provisions is attached to this instrument.

In these General Provisions for "Bank" can be read "Lessor", for "client" can be read "Lessee".

The Lessee declared and stated that he has received a copy of these General Provisions, that the content thereof is fully known to the Lessee and that the __________ this Lessee deems these Provisions to be word for word __________, notary. - included in this instrument.

Article 16

Any written notification from Lessee to ABN AMRO Bank N.V. shall be deemed to be a notification to the Lessor.

                                  TRANSLATION

The appearers, acting as stated, finally declared that this instrument has been translated into English, that the Lessor and Lessee have received a copy of that translation and that in the event of any discrepancies, either linguistically or by way of interpretation or otherwise, between the Dutch text and the English text the Dutch text shall prevail over the English text between the parties.

                        MANDATES AND POWERS OF ATTORNEY

The mandates for the appearers are evidenced by two private powers of attorney, which will be attached to this instrument. Sufficient evidence of the powers of attorney included in the mandates has been given to me, notary.

The appearers declared that they accepted the relevant mandates.

                                   CONCLUSION

The appearers are known to me, notary.

WHEREOF AN ORIGINAL INSTRUMENT

was executed in Rotterdam on the date stated at the head of this instrument.

After the gist of this instrument had been stated to the appearers they declared unanimously that they had taken note of the whole content of this instrument and did not desire it to be read out in full.